Exhibit 99.1

NEWS RELEASE
Chatham Lodging Announces Date of 2018 Annual Meeting of Shareholders

WEST PALM BEACH, Fla., February 23, 2018 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels (“Chatham” or the “Company”), today announced that its Board of Trustees (the “Board”) has set the date for the Company’s 2018 annual meeting of shareholders for May 17, 2018 at 9:00 a.m. ET. The meeting will be held at the Company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, Fla., 33401.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 19, 2018.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,516 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,018 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com